AMENDMENT

TO

FUND PARTICIPATION AGREEMENT

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This amendment (the "Amendment") is made and entered into as of April 1,2001, by and among Janus Aspen Series and Principal Life Insurance Company (collectively, the "parties") in order to modify that certain Fund Participation Agreement (the "Agreement") entered into by the parties as of August 28,2000.

The parties agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and the Schedule A attached to this Amendment is substituted therefor.
2.	Article VII, Notices, as to the Company is changed as follows:

Principal Life Insurance Company 71 1 High Street Des Moines, IA 50392-0300 Facsimile: 5 15-248-3011 Attn; Sarah Pitts, Counsel

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Janus Aspen Series

Principal Life Insurance Company

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company Separate Account B The Principal@ Variable Annuity	Principal Life Insurance Company Variable Life Separate Account (1) PrinFlex Life0 Variable Life Insurance (2) Survivorship Variable Universal Life Insurance (3) Flexible Variable Life Insurance